Exhibit 99.1

Spansion Completes Acquisition of Fujitsu’s Microcontroller and Analog Business

Acquisition Extends Spansion’s Leadership in Flash Memory-based Embedded Solutions

SUNNYVALE, Calif., August 1, 2013 -- Spansion Inc. (NYSE: CODE), a global leader in Flash memory-based embedded systems solutions, today announced that it has closed the acquisition of the Microcontroller and Analog Business of Fujitsu Semiconductor Limited. Under the terms of the agreement, Spansion will pay approximately $110 million, plus approximately $38 million*1 for inventory. The net impact is expected to be accretive for Spansion in 2013.

"We are very excited about the new products and business opportunities we can create with this acquisition,” said John Kispert, president and CEO of Spansion. “We will expand our embedded market leadership and support our customer base with a broader product line including Flash memory, microcontrollers, analog, mixed signal and system-on-chip solutions that will shape the future of electronics.”

Spansion Resources:

●	Spansion newsroom: http://news.spansion.com/
●	Spansion blog: http://blog.spansion.com
●	Spansion on Twitter: http://www.twitter.com/Spansion
●	Spansion on Facebook: http://www.facebook.com/Spansion

Notes:

1.	The inventory purchase price is an estimate to be adjusted after closing.

About Spansion

Spansion (NYSE: CODE) is a global leader in Flash memory-based embedded systems solutions. Spansion’s Flash memory, microcontrollers, mixed-signal and analog products drive the development of faster, intelligent, secure and energy efficient electronics. Spansion is at the heart of electronics systems, connecting, controlling, storing and powering everything from automotive electronics and industrial systems to the highly interactive and immersive consumer devices that are enriching people's daily lives. For more information, visit http://www.spansion.com

Spansion(R), the Spansion logo, MirrorBit(R), and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries.

Spansion Press Contact

Michele Landry

408-616-3817

Michele.landry@spansion.com

Spansion Investor Relations Contact

Rahul Mathur

408-616-6682

Rahul.mathur@spansion.com